Exhibit 10.41


                         WADE COOK FINANCIAL CORPORATION
                            FORM OF SPEAKER AGREEMENT

This Speaker Agreement (the "Agreement) is entered into on this day of March, 1999 (the "Effective Date"), by and between Wade Cook Financial Corporation and its subsidiaries, a Nevada Corporation, located at 14675 Interurban Avenue South, Seattle, Washington 98168, ("WCFC"), and ___________.

                                   BACKGROUND

WCFC, through its subsidiary Wade Cook Seminars, Inc. ("WCSI"), creates, designs, produces, owns, markets and sells a variety of seminars and workshops focused on investment strategies, financial planning and personal wealth management. WCSI also produces and sells audio tapes, videotapes, books and other written materials designed to teach various investment strategies and financial planning techniques.

------------------- is an individual with experience in providing Speaker Services.

WCFC and ------------------- desire to enter into a relationship, whereby ------------------- will act as an Independent Contractor and Authorized Speaker, to provide speaker, sales and other services related to WCFC's seminar business.

                                    AGREEMENT

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.   Term

     WCFC engages _________ as an Authorized Speaker, for the period commencing upon the Effective Date through December 31, 1999, unless otherwise terminated as provided herein. Thereafter, this Agreement may be renewed for additional terms of one (1) year each upon the agreement of both parties.

2.   Relationship of the Parties

     A.   Independent Contractor

          The parties intend that the relationship between them created under this Agreement is that of an independent contractor only. ------------------- is not an employee of WCFC. Nothing in this Agreement shall be construed as creating an agency relationship, a partnership, or a joint venture between the parties. ------------------- shall not be covered by any WCFC benefit programs, including but not limited to health insurance, social security, workers' compensation or unemployment compensation.

     B.   No Guarantee of Employment

          This Agreement may not be construed as an employment agreement, as a guarantee of continued use of services, or as a limitation upon WCFC's discretion with respect to the termination of -------------------'s services, it being understood that -------------------'s services are terminable at will by either party, subject to the terms and conditions hereunder.


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3.   Services

     The primary services to be provided by ----------- shall be as a speaker at seminars developed by WCFC or in which WCFC has either exclusive or non-exclusive license to market and distribute, and shall also sell authorized seminar products, books, audio and video tapes and such other products as WCFC may from time to time add to its inventory (Exhibit B - "Products"). The WCFC seminars for which ------------ shall be engaged as the primary speaker are listed in Exhibit B. The parties from time to time may add or delete seminars from this list, based on the business needs of WCFC.

4.   Compensation

     Payment for services to be provided by ------------, shall vary according to the amount of sales per event less refunds and returns, training participation and such other specifics as may from time to time be agreed upon by the parties in the ordinary course of business. The specifics of the compensation shall appear in a Work Order, based on the areas outlined below and submitted to the Authorized Speaker, for signature in advance of the event. This Work Order shall include the name of the seminar, date, time, location and compensation for each of the services to be provided. The Work Order shall document ------------'s commitment to the particular event and shall be incorporated into this contract by reference. The proposed Work Order is attached as Exhibit C. For the term of this Agreement, ----------- warrants that the Authorized Speaker(s) have Work Order signature authority. Notwithstanding the above, cancellations, refunds or returns received by WCFC more than sixty (60) days after the date of sale shall not be deducted from ----------'s compensation.

     A.   Base Compensation

          For each unit of Product(s) sold at a seminar, WCFC shall pay ------------- a percentage of the gross sales of Product(s) to attendees. Proceeds realized during the event shall be identified by the appropriate marketing key code, less any refunds and returns.

     B.   Additional Compensation

          ------------ will be paid an additional percentage of gross sales which will be determined by the degree of participation in the following:

          1)   Speaker Training

               WCFC has an established schedule of dates and times for which all Authorized Speakers may attend training classes at its corporate offices in Seattle, Washington or such other locations as from time to time it may designate. This portion of the additional compensation will be paid only for complete attendance at the speaker training classes. In the event that the speaker does not attend the requisite training, this compensation shall not be paid for any seminars during that month. The parties acknowledge that training is currently monthly, however, WCFC reserves the right, with advance notice, to alter the training schedule If ------------ feels that there is a valid reason for missing the training sessions, this must be put in writing and sent to WCFC prior to the training. WCFC shall have the sole right to accept or reject written reasons for missed training.



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          2)   Trading

               Trading, either paper or actual trades on all strategies that are taught by WCFC are to be performed by the Authorized Speaker on a consistent basis. Upon request, copies of all trades for the week shall be sent to WCFC to verify compliance and entitlement to the additional payment.

          3)   Video Taping

               Authorized Speaker's should videotape all seminars and workshops that they teach. ----------- shall retain these tapes for a period of three (3) years. WCFC will have the right to periodically audit and request tapes from specific seminars, to verify entitlement to payment under this section. Furthermore, since WCFC is unable to monitor every seminar to assure that no misrepresentations, exaggerations or other activities prohibited by Section 7 of this Agreement occur, videotaping of seminars will be necessary in order for WCFC to provide ------------ with indemnification as provided in Section 6.A. below.

          4)   Content & Testing

               At WCFC's discretion, one week prior to a seminar, WCFC will send to the Authorized Speaker training materials and testing designed to determine the speaker's understanding of the content associated with the next seminar he will be teaching. Upon request, tests shall be returned to WCFC prior to the seminar.

     C.   Method of Payment

          Payment shall be due and payable no later than fourteen (14) days after each seminar and shall accompany the reports described in
          Section 4E. Payment shall be made directly to ------------ or as otherwise directed, and shall be in United States dollars.

     D.   Taxes

          WCFC shall collect and pay all national, state and local sales, use, value-added and other taxes, customs duties and similar tariffs and fees, imposed by any jurisdiction and required by law, based on this Agreement or any deliveries made hereunder, excluding any income taxes levied on -----------'s income. ----------- shall be responsible for the payment of any and all taxes relating to WCFC's compensation to it for its services rendered under this Agreement.

     E.   Reports

          WCFC shall maintain sales reports, for sales made by ------------, from seminars taught by each Authorized Speaker. Said reports shall specify the Authorized Speaker, event, date, location, total sales, refunds and returns and total compensation per event. WCFC shall submit such reports to ----------- with each compensation check.

     F.   Records

          WCFC shall keep accurate records, books of account and logs concerning the sales and distribution of the Products, adequate to determine the amount of Compensation and Additional Compensation owed to ----------, which


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          shall be  preserved  by WCFC in a safe  place  for a period of two (2)
          years, following the termination of this Agreement.

          The parties recognize that WCFC is a public company, and as such, an independent public accountant audits its records. Therefore, during the term of this Agreement, and during the two-year period immediately following termination, any audit of WCFC's books and records by ------------ shall be permitted, only if it directly relates to the sales and distribution of the products at seminars taught by an Authorized Speaker, and if requested by ------------, such audit shall be performed by the above mentioned independent public accountant, at the requesting entity's expense. Such audits shall be conducted during regular business hours at the facilities of WCFC, and shall be limited to once every six months, and shall not unreasonably interfere with WCFC's business activities. WCFC reserves the right to exclude its customers names and addresses and any other information identifying its customers from such audit.

     G.   Cancellation of Seminars

          WCFC reserves the right to cancel any seminar or event due to low attendance, acts of God, or as reasonably necessary in the ordinary course of business. Each of the parties will bear their own expenses incurred prior to such cancellation. WCFC shall notify Authorized Speaker, by telephone or e-mail, within twenty-four (24) hours of the cancellation of the event. Notwithstanding the above, in the event that cancellation occurs within seven (7) days of the event, and the Authorized Speaker is unable to obtain a refund for incurred travel expenses, WCFC will reimburse ------------ up to $400 of the actual nonrefundable amount.

5.   Confidential Information

     A.   Definition

          For purposes of this Agreement, "Confidential Information" means: (i) All proprietary information of WCFC, (ii) all information marked or designated by WCFC as confidential, (iii) all information, whether or not in written or other tangible form and whether or not designated as confidential, which is treated by WCFC as confidential, (iv) the subject matter of this Agreement, (v) all information provided to WCFC by third parties, which WCFC is obligated to keep confidential. Without limiting the foregoing, Confidential information includes:
          Inventions, discoveries, trade secrets, ideas, drawings, specifications, techniques, data, models, programs, documentation, processes, know-how, customer lists, product plans, marketing plans and financial information.

          Notwithstanding the foregoing, Confidential Information shall not include information which: (i) was in -----------'s lawful possession prior to the disclosure and had not been obtained by ------------ either directly or indirectly from WCFC, (ii) is independently developed by ------------ without reference to WCFC's Confidential Information, (iii) is lawfully disclosed to ----------- by a third party without restriction on disclosure, (iv) is publicly disclosed by WCFC. It shall be the receiving party's burden to show information is not Confidential Information of the other party.


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     B.   Obligation of Confidentiality

          ------------ agrees that it shall not directly or indirectly disclose, disseminate, publish articles concerning, or otherwise make known or available to any person or entity not confidentially bound to WCFC, any Confidential Information of WCFC, without prior written permission of WCFC. ------------- agrees not to use Confidential Information for any purpose other than the implementation of this Agreement, and then such use shall only be by employees and authorized independent contractors of WCFC in the course of performing this Agreement.
          ------------ agrees to take all necessary steps to ensure that Confidential Information is not disclosed or distributed by its employees, Independent Contractors or Agents in violation of the provisions of this Agreement.

          Upon WCFC's request, ------------- shall provide WCFC in writing, the names of the persons to whom the Confidential Information has been disclosed and/or the steps being taken to maintain the confidentiality of WCFC's Confidential Information. THE DISCLOSING PARTY MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO CONFIDENTIAL INFORMATION AND DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.   Indemnification

     A.   By WCFC

          WCFC shall indemnify, defend and hold harmless -------------, against any claim that the Products infringe any copyright, trademark (provided use of such trademark has been in accordance with this Agreement), or trade secret. Each party shall have full authority, at its sole option, to defend or settle such claim. However, WCFC shall fully cooperate in the defense or settlement of such claim, and shall render reasonable assistance to the other party as required. If WCFC becomes aware that the products do or may infringe any such rights, WCFC will either: (i) obtain the right to continue using and licensing the Product, (ii) replace or modify the Products so that they become non-infringing, or if such remedies are not reasonably available,
          (iii) require return of the Products, in which case ------------ will promptly refund the compensation paid, with respect to such returned products.

          WCFC will also indemnify ------------ against claims that information provided by WCFC, in accordance with WCFC-approved speakers' text and training, results in false, deceptive or misleading representations relating to WCFC or the Products. Other than as set forth in this Section, WCFC shall have no liability to ------------- for any claim arising from or based on the provision of speaker services.

     B.   By -----------------

          ------------- shall indemnify and hold harmless, WCFC against any claim that information provided to customers by ------------- results in false, deceptive or misleading representations, relating to the content of the presentation, WCFC or the Products. Notwithstanding the foregoing, --------------, shall not be required to indemnify WCFC, if
          ----------


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          and its Authorized  Speakers  materially follow the speakers' text and training as approved and provided by WCFC.

     C.   Conditions

          The foregoing indemnity shall be contingent upon the following conditions: (i) give prompt written notice to the other of any claim, demand, or action for which indemnity is sought as soon as it becomes aware of such a claim, demand or action, (ii) fully cooperate, at the expense of the indemnifying party, in the defense or settlement of any such claim, demand, or action; and (iii) obtain the written agreement of the other party prior to any settlement or proposal of settlement, which agreement shall not unreasonably be withheld. Each party shall have the right, at its own expense, to retain its own attorney in the defense of such claim, demand or action.

7.   Prohibited Marketing Activities

          During the course of the seminar, WCFC shall not, and shall not permit Authorized Speakers, to make false or misleading representations, with regard to WCFC or its Products. ------------ shall not, and shall not employ or cooperate in the publication or employment of, any misleading or deceptive advertising with regard to the Products. Nor shall ------------ make representations, warranties or guarantees to WCFC attendees or to the trade with respect to the specifications, features or capabilities of the Products, other than those which are consistent with the then-current sales literature and documentation of WCFC.

8.   Ownership, Reproduction and Use

     A.   Proprietary Rights

          ----------- acknowledges that WCFC is the owner or licensee of all copyrights and other proprietary rights to the Products. ----------- shall not remove, destroy, obfuscate or conceal any copyright or other proprietary markings or confidential legends, placed upon or contained within the Products, and will not duplicate or modify all or any portion of the Products, unless expressly authorized by WCFC.

     B.   Return of Materials

          Upon termination of this Agreement, or earlier if WCFC requires, ------------- agrees to deliver to and leave with WCFC, any and all objects, materials, documents or devices (including without limitation, all documents, records, notebooks, recordings, drawings, video and audio tapes, seminar instructional materials, sales literature, prototypes, models, schematic diagrams, computer programs, customer lists and other materials belonging to WCFC (regardless of the media on which they are stored) and similar repositories or objects, which describe, depict, contain, constitute, reflect or record Confidential Information, and all copies thereof, in
          ------------'s possession or under its control, whether or not prepared by --------------.

9.   Use of Voice, Photographs, Audio and Video Tapes

          -------------- grants to WCFC permission to use, reuse, broadcast, display, reproduce, distribute and reprint, in any form and through any


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          media, the image or likeness in a photograph, videotape, film, digital medium, illustration or art work, the name, voice and biographical information of the Authorized Speaker. This grant shall be for purposes of advertising or marketing WCFC Products.

10.  Non-Solicitation

          During the term of this Agreement, and for a period of two (2) years thereafter -------------- shall not, directly or indirectly, solicit, divert or appropriate (or attempt to solicit, divert or appropriate) to or for himself or any other third party, any person or entity that is or was a customer or prospective customer of WCFC during such non-solicitation period. During the term of this Agreement and for a period of one (1) year thereafter, ------------ shall not, directly or indirectly, solicit, divert or hire away (or attempt to solicit, divert, or hire away) to or for himself or any third party, any employee of WCFC, whether or not such employee is full-time, part-time or temporary, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or terminable at will.

11.  Disclosure of Proposed Employment

          ------------ agrees that before it agrees to undertake any other employment, consultancy or independent contractor relationship, for itself or with a third party, that will utilize or involve subject matter related to activities of the type contemplated by this Agreement or in which WCFC is involved, ------------ shall give WCFC reasonable advance notice of no less than thirty (30) days, and fully disclose the proposed employment, consultancy, or independent contractor relationship to WCFC. -------------'s duty to give notice and disclose under this Section shall apply during the Effective Date of this Agreement and during the period of time the non-competition provisions of Section 10 above are in full force and effect.

12.  Injunctive Relief

          ------------- acknowledges that the breach or threatened breach of this Agreement would cause irreparable injury to WCFC, that could not be adequately compensated by money damages. Accordingly, WCFC may seek and obtain a restraining order and/or injunction prohibiting -------------'s breach or threatened breach of this Agreement, without the need to prove damages or losses, in addition to any other legal or equitable remedies that may be available.

13.  Termination

     A.   Termination for Cause

          Either party hereto, may terminate this Agreement upon (a) thirty (30) days written notice to the other, or following any material breach or omission by the other with respect to any term, representation, warranty, condition, or covenant hereof, and (b) the failure of such other party to cure such breach or omission prior to the expiration of such 30-day period.

     B.   Automatic Termination

          This Agreement shall terminate automatically if (I) a receiver is appointed for any party or its property; (ii) any party makes an assignment for the benefit of its creditors; (iii) any proceedings are commenced by, for or against any party under any bankruptcy, insolvency or debtor's relief law; (iv) any party is liquidated or dissolved; or (v) --------- comes under the direct or indirect control of


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          any person, firm, company or entity manufactures, markets or otherwise deals with any products which compete with WCFC products or services.

     C.   Termination Without Cause

          Any party may terminate this Agreement for any reason upon thirty (30) days written notice.

     D.   Effect of Termination

          Upon termination of this Agreement, ------------ shall immediately cease to hold itself out as representing or performing any Services on behalf of or for WCFC, and shall return all WCFC property in its possession in accordance with Section 8B.

     E.   Final Accounting

          Following the normal reporting timetable under this Agreement, the parties will render a complete and final accounting and will promptly pay all moneys due each other.

14.  Entire Agreement

          This Agreement, Exhibits and any Work Orders contain the entire understanding and agreement of the parties with respect to matters addressed herein, and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

15.  Severability

          If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable or excessively broad as to time, duration, scope, activity or subject, such provision will be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the then applicable law. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

16.  Waiver

          Waiver by any party of one or more terms, conditions or defaults, of this Agreement, shall not constitute a waiver of the remaining terms and conditions of any future defaults of this Agreement.

17.  Notices

          All notices and other communications required or permitted under this Agreement shall be validly given, made, or served if in writing and delivered personally or sent by registered mail, to the other party, at the address listed in the preamble. Each party may, by notice to the other as provided herein, designate a different address.

18.  Survival of Certain Provisions

          WCFC's rights and obligations and --------' rights and obligations, as the provided in Sections 3, 4D, 4F, 5, 6, 8,10, 11, 14, 15, 19, 21,
          22, 23 and 26, will survive the termination, for any reason, of this Agreement.


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19.  Governing Law; Jurisdiction

     This Agreement and the rights and obligations of the parties herein, shall be construed in accordance with the laws of the State of Washington and applicable federal law. ------------ hereby consents to the jurisdiction and venue of the courts of the State of Washington or any federal court located in such state.

20.  Assignment

     ---------- shall not assign its interest in this Agreement, without the express written consent of WCFC.

21.  Attorneys Fees

     The prevailing party in disputes relating to this Agreement shall be entitled to the award of reasonable attorney fees, necessary expenses and costs of collection and enforcement, whether or not litigation is commenced.

22.  Independent Agreement

     The benefits provided hereunder are independent and unrelated to any payments, benefits, rights or interest of ------------ in any other agreements or arrangements between WCFC and -----------. The existence of any claim or cause of action by ----------- against WCFC shall not constitute a defense to the enforcement of this Agreement or excuse performance of the obligations assumed by -------------. The provisions of this Agreement shall not be construed as limiting any rights or remedies that WCFC may otherwise have under applicable law.

23.  Arbitration

     A. All disputes arising out of or under this Agreement, which cannot be settled by agreement of the parties, shall be submitted to the American Arbitration Association (AAA), to be heard in King County, Washington, under the rules then in force, or such other rules or venue agreed upon by the parties. The prevailing party in any dispute shall be reimbursed all of its reasonable costs, including reasonable attorney's fees by the other party.

     B. The aggrieved person can initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail to all parties and to AAA. The notice must contain a description of the dispute, the amount involved (if any) and the remedy sought. If and when a demand for arbitration is made by any party, the parties agree to execute a Submission Agreement, provided by AAA, setting forth the rights of the parties if the case is arbitrated, and the rules and procedures to be followed at the arbitration hearing. The parties shall agree on a jurist from the AAA panel. If they are unable to agree, AAA will provide a list of three available panel members and each party may strike one. The remaining judge will serve as the arbitrator.

     C. Prior to the arbitration hearing, the parties to the dispute shall mediate any dispute before a mediator of their mutual choosing or as selected by the arbitrator form the AAA panel.

     D. The arbitrator may, at a minimum, hear summary motions, make such procedural rulings as he or she may deem appropriate, and resolve all questions of fact or


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          law. The arbitrator may make monetary awards consistent with the terms of this Agreement and award commercially reasonable interest thereon. The arbitrator has the authority to award reasonable attorneys' fees, arbitrators' fees, costs and other reasonable expenses, to the prevailing party in the dispute, provided each party to the dispute must pay its own witness fees.

24.  Further Action

     The parties hereto shall execute and deliver documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

25.  Counterparts

     This Agreement may be executed in several counterparts and all so executed, shall constitute one Agreement, binding on all the parties hereto even though, all the parties are not signatories to the original or the same counterpart.

26.  Parties in Interest

     Nothing herein shall be construed to benefit any third party, nor is it intended that any provision shall be for the benefit of any third party.




IN WITNESS WHEREOF, the parties have entered into this Agreement by their duly authorized representatives, as of the Effective Date written above.


WADE COOK FINANCIAL CORPORATION


By: --------------------------------------
Name:        Kiman A. Lucas
Title:       General Counsel



By: --------------------------------------
Name:        -----------------------------
Title:       Speaker


Page 10 of 13 - Speaker Agreement, between WCFC and -------------------

                                    EXHIBIT A

                               AUTHORIZED SPEAKERS




     1.


Page 11 of 13 - Speaker Agreement, between WCFC and -------------------

                                    EXHIBIT B

                    WADE COOK FINANCIAL CORPORATION PRODUCTS


Products to be sold and promoted by -------------, shall include, but not be limited to:

1.  Wall Street Workshop Seminars
2.  Semper Financial Convention
3.  Zero to Zillion Tape Set
4.  Financial Clinic Seminars
5.  Next Step Seminars
6.  Real Estate Workshop Seminars
7.  Financial Fortress Tape Set
8.  Cook University
9.  Wealth Information Network
10. The Support Package
11. Fortify Your Income
12. Executive Retreat
13. Wealth Academy

Seminars to be taught by Authorized Speaker, shall include, but not be limited to:

1.  Financial Clinic
2.  Wall Street Workshop Seminars
3.  Fortify Your Income
4.  Semper Financial Convention
5.  The Support Package


Page 12 of 13 - Speaker Agreement, between WCFC and -------------------

                                    EXHIBIT C

                               SPEAKER WORK ORDER


The following is a request for Services to be provided by -------------. All services provided under this Work Order shall be in compliance with the Terms and Conditions of the Speaker Agreement currently in effect between ---------- and Wade Cook Financial Corporation.



1.  Name of WCFC Subsidiary Requesting Services:

2.  Name of Event:

3.  Date of Event:

4.  Location of Event:


5.  Contact Person:

6.  Services to be Provided:

7.  Primary Speaker Compensation:

     --- Base Compensation of six percent (6%) of gross sales

     --- Travel - one percent (1%) of gross sales

     --- Additional Compensation

          --- Video taping this event - one percent (1%) of gross sales

          --- Content and Testing - one percent (1%) of gross sales

     Total Compensation for this Event is ---- percent of gross sales


Conditions accepted by:


----------------------------------------
                      Authorized Speaker

Dated: ---------------------------------



Page 13 of 13 - Speaker Agreement, between WCFC and -------------------